EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement") is entered into as of February 11, 2022 by and between Northern Lights Acquisition Corp., a Delaware corporation (the "Company"), and Sundie Seefried (the "Executive").

WITNESSETH

WHEREAS, in connection with the execution and delivery by the parties of the Unit Purchase Agreement dated as of the date hereof (the "Purchase Agreement") by and among the Company; 5AK, LLC, a Delaware limited liability company, as Purchaser Representative; SHF Holding Co, LLC, a Colorado limited liability company ("Holding"); Partner Colorado Credit Union; and SHF, LLC d/b/a Safe Harbor Financial, a Colorado limited liability company ("SHF"), pursuant to which the Company will acquire SHF from Holding, the Company desires to employ the Executive to serve as the Chief Executive Officer of the Company and to continue to employ the Executive to serve as the Chief Executive Officer of SHF from and after the closing of the transactions contemplated by the Purchase Agreement (the "Closing"); and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive's employment with the Company, effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. **POSITION AND DUTIES.**

(a) **GENERAL.** Commencing on the date of Closing (the "Effective Date"), and continuing for a period of two (2) years thereafter, unless terminated earlier pursuant to this Agreement ("Employment Term") the Executive shall serve as the Company's and SHF's Chief Executive Officer and shall report directly to the board of directors of the Company (the "Board"). In this position, the Executive shall have such duties, authorities and responsibilities as are customary for an employee in such position, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive from time to time by the Board. The Executive's principal place of employment with SHF shall be at SHF's headquarters located in Arvada, Colorado ("SHF's Headquarters"). During the final six (6) months of the Employment Term, the Board and the Executive shall engage in discussions related to an extension or renewal of this Agreement. Notwithstanding the foregoing, neither the Company, SHF nor the Executive are obligated to extend or renew this Agreement.

(b) **OTHER ACTIVITIES.** During the Employment Term, the Executive shall devote substantially all of the Executive's business time, energy, knowledge and skill to the performance of the Executive's duties with the Company and SHF, provided that the foregoing shall not prevent the Executive from: (A) serving on the boards of directors of non-profit organizations or for profit companies, provided such activities do not pose a conflict of interest or interfere with the Executive's performance of her duties under this Agreement, in each case as determined in the sole discretion of the Board; and (B) participating in charitable, civic, educational, professional, community or industry affairs, provided such activities do not pose a conflict of interest or interfere with the Executive's performance of her duties under this Agreement, in each case as determined in the sole discretion of the Board.

2. **BASE SALARY.** During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of three hundred fifty thousand dollars ($350,000) payable subject to standard federal and state payroll withholding requirements in accordance with the regular payroll practices of the Company. The Executive's base salary may be subject to annual review by the Board (or a committee thereof), and may be increased from time to time as determined by the Board. The base salary as may be increased from time to time shall constitute "Base Salary" for purposes of this Agreement. Any such increases will be determined by the Compensation Committee of the Board, in its reasonable discretion and consistent with the Compensation Committee's charter as in effect from time to time. The Compensation Committee shall take into account such factors as SHF's and the Company's execution of its business plan, the results of SHF's and the Company's operations and their financial condition, the

Executive's compensation as compared to executives of SHF's peers, and such other factors as the Compensation Committee may determine are appropriate in the exercise of the Compensation Committee's and the Board's fiduciary duties.

3. **EQUITY INCENTIVE AWARDS.** Subject to approval by the Board, as soon as reasonably practicable after the Effective Date (but no later than the first regularly scheduled Board meeting after the Effective Date), the Company shall grant to the Executive an award of options (the "Equity Awards") with respect to Common Stock of the Company pursuant to the Company's Equity Incentive Plan (the "Equity Plan"). Each Equity Award shall have an exercise price per share equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Board in its sole discretion. Each Equity Award shall be subject to the terms and conditions of the Company's stock option award agreement under the Equity Plan in substantially the form attached hereto as Exhibit D (together with the Equity Awards, the "Equity Documents"). ***The Equity Awards represent mutually-agreed upon consideration for the noncompetition covenants set forth in the Noncompetition Covenant (as referenced in Section 16).***

(a) **TIME VESTED OPTION**: A first Equity Award (the "Time Vested Option"), shall be awarded with respect to 550,000 shares of the Company's Common Stock. Thirty three percent (33%) of the shares subject to the Time-Vested Option shall vest on the Effective Date of this Agreement, and the remaining shares shall vest in two (2) substantially equal yearly installments on each Effective Date anniversary thereafter (each such date, a "Vesting Date"), such that the Time-Vested Option shall be fully vested as of the second Vesting Date, subject in all cases to the Executive's continued employment with SHF and the Company up to and including each such Vesting Date; provided, however, that the shares subject to the Time-Vested Option, once fully vested as of the second Vesting Date, shall remain vested notwithstanding the termination of employment or services of Optionholder following the second Vesting Date.

(b) **LONG-TERM INCENTIVE PLAN OPTION**: A second Equity Award (the "LTIP Option"), to be granted under a long-term incentive plan to be adopted by the Board following the Closing, shall be awarded with respect to certain shares of the Company's Common Stock, and, subject in all cases to the Executive's continued employment with the Company through each such vesting date, shall vest upon SHF's and the Company's achievement of certain performance measures as determined by the Board or the Compensation Committee of the Board and as will be further set forth in the applicable grant agreement for the LTIP Option.

In addition, if in connection with a Change in Control (as defined in the Equity Plan), (i) the Time Vested Option (or unvested portion thereof) is assumed or continued by the successor or acquiror entity in such Change in Control or the Time Vested Option is substituted for a similar award of the successor or acquiror entity, and (ii) within three (3) months prior to, or within twelve (12) months following, such Change in Control, either (x) the Company terminates the Executive's employment without Cause (as defined below) or (y) the Executive terminates her employment with Good Reason (as defined below), then effective as of the date of such termination (or, if later, immediately prior to such Change in Control) the unvested portion of the Time Vested Option shall be immediately vested and exercisable. In the event that the Time Vested Option (or unvested portion thereof) is not assumed or continued by the successor or acquiror entity in such Change in Control, or not substituted for a similar award of the successor or acquiror entity, then effective as of immediately prior to, but subject to the occurrence of, such Change in Control, the unvested portion of such Time Vested Option shall become immediately vested and exercisable.

4. **EXECUTIVE BENEFITS.**

(a) **BENEFIT PLANS.** During the Employment Term, the Executive shall be entitled to participate in any executive benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives generally, currently including, without limitation, health and dental insurance coverage, long-term and short-term disability insurance coverage and group life insurance coverage, subject, in all events to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive's participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any executive benefit plan at any time.

(b) **VACATION TIME.** During the Employment Term, the Executive shall be entitled to paid vacation per calendar year of thirty (30) days, in accordance with the Company's policy applicable to its executives as in effect from time to time. The Executive acknowledges and agrees that she shall advise the Board of any planned vacation in excess of three (3) consecutive days and that she shall not, without the prior approval of the Board, schedule vacation days during the two (2) calendar weeks prior to the filing of any of the Company's annual or quarterly periodic reports with the U.S. Securities and Exchange Commission, the scheduled dates for any annual or special meeting of the Company's stockholders, or any other material event involving the Company or SHF.

(c) **BUSINESS EXPENSES.** Upon presentation of such reasonable substantiation and documentation as the Company reasonably may specify from time to time, the Executive shall be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term in connection with the performance of the Executive's duties hereunder.

(d) **PROFESSIONAL DUES AND FEES.** During the Employment Term, the Company shall pay membership dues and fees in an aggregate amount to be approved by the Board per calendar year for the Executive to maintain membership in appropriate professional, community and social organizations approved by the Board.

(e) **ANNUAL BONUS.** During the Employment Term, the Executive shall be eligible for an annual target bonus of up to one hundred percent (100%) of Executive's Base Salary (the "Annual Bonus"), which shall be pro-rated from the Effective Date for the Executive's first year of employment, with the Annual Bonus amount in any given fiscal year to be determined based on overall Company performance and the Executive's individual performance, as determined in accordance with the parameters established annually by the Compensation Committee of the Board and transmitted to the Executive within five (5) days of being approved by the Compensation Committee, and provided the Executive remains employed by the Company through the applicable payment date. Any such Annual Bonus shall be paid to the Executive at the same time that annual bonuses are paid to other senior executives of the Company.

5. **TERMINATION.** The Executive's employment under this Agreement and the Employment Term shall terminate on the first of the following to occur:

(a) **EXPIRATION OF TERM.** Upon expiration of the Employment Term.

(b) **DISABILITY.** Thirty (30) days after written notice by the Company to the Executive of a termination due to Disability. For purposes of this Agreement, "Disability" shall be defined as the inability of the Executive to perform the Executive's material duties hereunder with a reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred and twenty (120) days (including weekends and holidays) in any three hundred sixty-five (365) day period. The Executive shall reasonably cooperate with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists reasonably selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive's condition with the Company).

(c) **DEATH.** Automatically upon the date of death of the Executive.

(d) **CAUSE.** Thirty (30) days after written notice by the Company to the Executive of a termination for Cause if the Executive shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. "Cause" shall mean the Company's termination of the Executive's employment with the Company as a result of: (i) fraud, embezzlement or other willful act of material dishonesty by the Executive in connection with or relating to the Executive's employment with the Company; (ii) theft or misappropriation of property, information or other assets by the Executive in connection with the Executive's employment with the Company which results in or could reasonably be expected to result in material loss, damage or injury to the Company, its goodwill, business or reputation; (iii) the Executive's commission, guilty plea, no contest plea or similar plea for any felony or crime involving moral turpitude; (iv) the Executive's use of alcohol or drugs while working that materially interferes with the Executive's duties under this Agreement; (v) material breach of a material Company policy, or material breach of a Company policy that results in or could reasonably be expected to result in material loss, damage or injury to the Company, its goodwill, business or reputation; (vi) the Executive's material breach of any of her obligations under

this Agreement; or (vii) the Executive's repeated insubordination, or refusal (other than as a result of a Disability or physical or mental illness) to carry out or follow specific reasonable and lawful instructions, duties or assignments given by the Board which are consistent with the Executive's position with the Company. Additionally, in the event that the basis for Cause is, in the reasonable good faith determination of the Company not reasonably subject to cure, then such thirty (30) days' prior notice of termination for Cause shall not be required, and such termination shall be effective on the date the Company delivers notice of such termination for Cause. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Further, the Company and the Executive acknowledge that marijuana ("marihuana"), as defined under the Controlled Substances Act at 21 U.S.C. 802(16), remains a Schedule I controlled substance under federal law and accordingly, is illegal for any purpose under federal law as of the date of this Agreement. For purposes of clause (iii) above , the parties agree that "felony", as referenced above, shall not apply to any action taken or omitted to be taken relating to the Company's business insofar as the alleged conduct is claimed to be a felony as a result of a law, or change in interpretation of law, arising after the Effective Date. The Company and the Executive acknowledge that the Executive is actively engaged in cannabis banking, which includes marijuana, and hereby agree that the Executive's actions taken in accordance with the policies approved by the Board shall be exempted from the definition of "Cause" set forth in Section 5(d), and shall not constitute any basis for termination of this Agreement or the Executive's employment hereunder.

(e) **WITHOUT CAUSE.** The date of termination set forth in any written notice by the Company to the Executive of an involuntary termination without Cause (other than death or Disability).

(f) **GOOD REASON.** Thirty-one (31) days after written notice by the Executive to the Company of a condition giving rise to a termination for Good Reason. "Good Reason" shall mean the occurrence of any of the following events, without the express written consent of the Executive: (i) the Company's material breach of any of its obligations under this Agreement or the Equity Documents, (ii) material reduction in the Executive's Base Salary, (iii) material reduction in the Executive's total annual cash compensation opportunity (i.e., Base Salary and target Annual Bonus), (ivi) a material relocation of the Executive's principal place of employment to a location more than fifty hundred (50) miles from SHF's Headquarters, or (v) the failure of a successor to the Company to assume the Company's obligations under this Agreement, provided, that, for (i) – (v) above, the Executive has given written notice to the Company of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence and the Company fails to cure such condition within thirty (30) days following the receipt of such written notification by the Executive to the Company.

(f) **WITHOUT GOOD REASON.** Thirty (30) days after written notice by the Executive to the Company of the Executive's voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

Notwithstanding the foregoing, in the event that the Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of the Executive's termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

6. CONSEQUENCES OF TERMINATION.

(a) **DEATH.** In the event that the Executive's employment ends on account of the Executive's death, the Executive or the Executive's estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 6(a)(i) through 6(a)(iii) hereof to be paid within thirty (30) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination; and

(iii) all other accrued and vested payments, benefits or fringe benefits required to be paid or provided to the Executive under the applicable plans or by law, including without limitation, payment for all accrued vacation (collectively, Sections 6(a)(i) through 6(a)(iii) hereof shall be hereafter referred to as the "Accrued Benefits").

(b) **DISABILITY.** In the event that the Executive's employment ends on account of the Executive's Disability, the Company shall pay or provide the Executive with the Accrued Benefits at such times as set forth in Section 6(a) above.

(c) **TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.** If the Executive's employment is terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits, at such times as set forth in Section 6(a) above.

(d) **TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.** If the Executive's employment by the Company is terminated (x) by the Company without Cause, or (y) by the Executive for Good Reason, the Company will provide the Executive with the Accrued Benefits at such times as set forth in Section 6(a) above, and provided the Executive executes, returns to the Company and does not revoke the release and waiver of claims in the form attached hereto as Exhibit C (with such changes as may be required in order to reflect or comply with applicable laws at such time, as determined by the Company in its reasonable judgment, the "Release and Waiver") and the Release and Waiver becomes effective pursuant to its terms and conditions, all within sixty (60) days following termination of employment, then the Company shall also pay or provide the Executive with the following:

(i) an amount equal to the Executive's then yearly Base Salary, less all applicable withholdings and deductions, in a lump sum paid to Executive within fourteen (14) days following the date of the Executive's termination; and

(ii) continued participation through COBRA coverage (the costs, expenses and premiums to be paid by Company on the same basis as if the Executive had continued in employment) on the same basis in the executive benefit plans contemplated by Section 4(a) hereof in which the Executive is participating on the date of such termination of employment and continuing for a period of twelve (12) months following such termination (the "COBRA Payment Period"); provided that the Executive is eligible and remains eligible for coverage under such plans; and provided, further, that in the event that the Executive obtains other employment that offers the Executive substantially equivalent benefits, such continuation of coverage by the Company under this Section 6(d)(ii) shall immediately cease. Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive's behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the "Special Severance Payment"), such Special Severance Payment to be made without regard to the Executive's payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period. Nothing in this Agreement shall deprive the Executive of her rights under COBRA or ERISA for benefits under plans and policies arising under her employment by the Company.

(e) **RETURN OF COMPANY PROPERTY.** Within ten (10) days after the Executive's termination of employment with the Company for any reason, the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(f) **POST-EMPLOYMENT ACTIVITIES**. Beginning on the day following the date of the Executive's termination of employment with the Company for any reason, the Executive (i) shall remove any reference to the Company as the Executive's current employer from any social media or other web- or cloud-based source the Executive either directly or indirectly controls, including, but not limited to, LinkedIn, Facebook and Google+, and (ii) will not represent that the Executive is currently employed by the Company to any person or entity, including, but

not limited to, on any social media or other web- or cloud-based source the Executive either directly or indirectly controls.

7. **REPRESENTATIONS AND WARRANTIES.**

(a) **AUTHORIZATION.** All corporate action on the part of the Company and its directors necessary for the authorization, execution and delivery of this Agreement by the Company, and the performance of all of the Company's obligations under this Agreement has been taken.

(b) **ENFORCEABILITY.** This Agreement, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms.

8. **NO ASSIGNMENTS.** This Agreement is personal to each of the parties hereto and no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however that the Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided further that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9. **NOTICE.** For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile on a business day or, if not so delivered, then on the next business day, (c) on the date of delivery, if delivered by guaranteed overnight delivery service, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Sundie Seefried
5269 W. 62nd Avenue
Arvada, CO 80003

If to the Company:

Northern Lights Acquisition Corp.
10 East 53rd Street, Suite 3001
New York, NY 10022

or to such other address or fax number as either party may have furnished to the other in writing in accordance herewith.

10. **SECTION HEADINGS; INCONSISTENCY.** The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any offer letter, form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

11. **SEVERABILITY.** Each provision of this Agreement will be construed as separable and divisible from every other provision and the enforceability of any one (1) provision will not limit the enforceability, in whole or in part, of any other provision. In the event that a court or administrative body of competent jurisdiction holds any provision of this Agreement to be invalid, illegal, void or less than fully enforceable as to time, scope or otherwise, then such provision will be construed by limiting and reducing it so that such provision is valid, legal and fully enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement will not be affected by such alteration, and will remain in full force and effect.

12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. GOVERNING LAW; ARBITRATION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the choice of law provisions thereof. Except for disputes arising under Exhibit A and Exhibit B hereof, which shall be decided pursuant to the terms of these Exhibits, any dispute arising from this Agreement or the Executive's employment with the Company, including but not limited to claims for wrongful termination; violation of Title VII of the Civil Rights Act of 1964 as amended; violations of the Americans with Disabilities Act of 1990; or claims for violations of any state law or rule or regulation regarding discrimination, harassment or other wrongful conduct (collectively, "Covered Claims"), shall be decided solely and exclusively in a final and binding arbitration administered by the JAMS in Denver, Colorado, in accordance with the JAMS Employment Arbitration Rules in effect at the time of the filing of the demand for arbitration (the "Rules"), a copy of which is available at http://www.jamsadr.com/rules-employment-arbitration/. The arbitrator shall be a single arbitrator with expertise in employment disputes, mutually selected by the parties, or, if the parties are unable to agree thereon, a single arbitrator with expertise in employment disputes designated by the Denver, Colorado office of JAMS. The arbitrator shall have the authority to award all remedies available in a court of law. The Company shall pay the arbitrator's fees and all fees and costs to administer the arbitration. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of the Agreement and continue after the termination of the employment relationship between the Executive and the Company. By agreeing to arbitrate disputes arising out of the Executive's employment, both the Executive and the Company voluntarily and irrevocably waive any and all rights to have any such dispute heard or resolved in any forum other than through arbitration as provided herein. This waiver specifically includes, but is not limited to, any right to trial by jury. Notwithstanding anything to the contrary set forth herein, this Section will not apply to claims for workers' compensation or unemployment benefits, any claim for injunctive or equitable relief, or any claim arising from Exhibit A or Exhibit B to this Agreement brought by the Company or the Executive in any court of competent jurisdiction. All arbitration proceedings hereunder shall be confidential, except: (a) to the extent the parties otherwise agree in writing; (b) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (c) if the substantive law of the State of Colorado (without giving effect to choice of law principles) provides to the contrary; or (d) as is necessary in a court proceeding to enforce, correct, modify or vacate the arbitrator's award or decision (and in the case of this subpart (d), the parties agree to take all reasonable steps to ensure that the arbitrator's award, decision or findings and all other documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal).

14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Chairman of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and, following approval of the Equity Awards by the Board, the Equity Documents, together with all other exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15. TAX MATTERS.

(a) **WITHHOLDING.** The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) **SECTION 409A COMPLIANCE.**

(i) The intent of the parties is that payments and benefits under this Agreement be exempt from, or, to the extent applicable, comply with, Internal Revenue Code Section 409A and the regulations and guidance

promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered "nonqualified deferred compensation" under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (B) the date of the Executive's death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive's right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. If the period during which the Executive has to consider the Release and Waiver and for the Release and Waiver to become effective begins in one calendar year and ends in a second calendar year, amounts payable hereunder that are contingent upon the occurrence of the effectiveness of the Release and Waiver shall begin to be paid in the second calendar year.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(vi) The Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive's gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. The Executive acknowledges and agrees that in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive or any other person on account of non-compliance with Code Section 409A or any similar state statutes.

16. NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT AND NONCOMPETITION COVENANT. As a condition of employment, the Executive agrees to execute and abide by a Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement in the form attached as Exhibit A and the Noncompetition Covenant in the form attached as Exhibit B (together the "Covenants"), which may be amended by the mutual agreement of the parties from time to time without regard to this Agreement. The Covenants contain provisions that are intended by the parties to survive and do survive termination of this Agreement.

17. EXPENSES; INDEMNIFICATION. Within seven (7) days of the Effective Date, the Company will reimburse the Executive for the Executive's reasonable out-of-pocket legal expenses associated with the review of this Agreement, up to a maximum of $10,000.

The Executive will be insured under the Company's Director's and Officer's Liability Insurance to the extent the Company maintains such a policy and will be entitled to indemnification by the Company pursuant to the terms and conditions of the Company's certification of incorporation and by-laws to the same extent as the Company's executive officers and directors.

18. LEGAL COUNSEL; MUTUAL DRAFTING. Each party recognizes that this is a legally binding contract and the Executive acknowledges and agrees that she has been advised by the Company to consult, and has in fact been individually represented by and consulted with, legal counsel of the Executive's choice in connection with reviewing and negotiating the terms of this Agreement, including, without limitation, the provisions of Section 13 hereof, which the Executive expressly acknowledges and agrees designate the venue for adjudication in connection with controversies arising from this Agreement and the law of the State of Colorado as the law to be applied in any such controversies. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]